    As filed with the Securities and Exchange Commission on December 10, 1997
                                                 Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                        STATE AUTO FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

            Ohio                                         31-1324304
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                              518 East Broad Street
                            Columbus, Ohio 43215-3976
                                 (614) 464-5000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)

                         Robert L. Bailey, Chairman and
                             Chief Executive Officer
                              518 East Broad Street
                            Columbus, Ohio 43215-3976
                                 (614) 464-5000
                           (614) 464-4911 (facsimile)
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

                            Joseph P. Boeckman, Esq.
                              Baker & Hostetler LLP
                        65 East State Street, Suite 2100
                              Columbus, Ohio 43215
                                 (614) 228-1541
                           (614) 462-2616 (facsimile)

                            -------------------------

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             Calculation of Registration Fee
==============================================================================================
                                                   Proposed       Proposed
                                                   maximum        maximum
                                                   offering       aggregate     Amount of
Title of securities              Amount to         price per      offering      registration
  to be registered               be registered     share(1)       price(1)      fee
----------------------------------------------------------------------------------------------
Common Shares, without par       300,000           $27.6875       $8,306,250    $2,450.34
value
==============================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sale prices of the Registrant's Common Shares on the Nasdaq National Market system on December 5, 1997.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS



[STATE AUTO LOGO]       STATE AUTO FINANCIAL CORPORATION

                           MONTHLY STOCK PURCHASE PLAN
                             FOR INDEPENDENT AGENTS

                              300,000 COMMON SHARES


         State Auto Financial Corporation (the "Company") is offering eligible independent agents (the "Agents") of the Company's property and casualty insurance company subsidiaries and of State Automobile Mutual Insurance Company and its property and casualty insurance company subsidiaries with an opportunity to acquire a proprietary interest in the Company through the purchase of Common Shares of the Company (the "Shares") pursuant to the Company's Monthly Stock Purchase Plan for Independent Agents (the "Plan"). The Plan offers a convenient and inexpensive method for Agents to have a portion of their commissions automatically deducted and used to purchase Shares in open-market transactions at current prices. In addition, if an Agent is an "Inner Circle Agent," as designated by State Auto (as defined herein), State Auto will add an amount equal to 5% of the commissions deducted by such Agent. The additional 5% amount will also be used to purchase Shares pursuant to the Plan. Participation in the Plan is voluntary, and participants may enroll in the Plan or withdraw from the Plan at any time, subject to the terms of the Plan. The Company will bear all brokerage commissions, service charges, and other costs incurred in connection with the purchase of any Shares under the Plan. National City Bank has been designated by the Company as its agent to administer the Plan for participants.

The Shares are traded on the Nasdaq National Market system under the symbol "STFC." On December 5, 1997, the last reported sale price of the Shares on the Nasdaq National Market system was $28.13 per Share.

         The Company will not receive any of the proceeds from the sale of the Shares. The Company will bear all costs relating to the registration of the Shares, which are estimated to be approximately $10,000.

                        ---------------------------------

                  RETAIN THIS PROSPECTUS FOR FUTURE REFERENCE.

                        ---------------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------


             The date of this Prospectus is ________________, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the Commission; Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the Commission.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the securities offered hereby, reference is hereby made to the Registration Statement, including the exhibits and the financial statement schedules filed therewith or incorporated by reference therein. Statements contained herein or incorporated by reference therein concerning the provisions of any documents filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed or incorporated by reference therein as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference into this Prospectus:

                  (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

                  (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1997, June 30, 1997, and March 31, 1997;

                  (3) The description of the Shares which is contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such reports and other documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any subsequently filed documents that is also incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will furnish without charge to each person, including a beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all documents incorporated by reference into this Prospectus (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein). Requests for copies should be directed to Manager, Investor Relations, State Auto Financial Corporation, 518 East Broad Street, Columbus, Ohio 43215-3976, telephone number
(800) 444-9950 (extension 5373).


                                   THE COMPANY

         The Company, an Ohio corporation, is an insurance holding company which engages, through its subsidiaries, primarily in the property and casualty insurance business. The Company is approximately 66% owned by State Automobile Mutual Insurance Company, an Ohio property and casualty insurance company ("Mutual").

         The Company's principal subsidiary, State Auto Property and Casualty Insurance Company, a South Carolina corporation ("State Auto P&C"), is a regional insurer engaged primarily in writing personal and commercial automobile, homeowners, commercial multi-peril, workers' compensation, and fire insurance. State Auto (as defined below) markets its insurance products through approximately 11,700 independent insurance agents associated with approximately 2,000 agencies in 24 states. State Auto P&C's products are marketed primarily in the central and eastern part of the United States, excluding New York, New Jersey and the New England States. State Auto P&C's products are marketed along with the insurance products of Mutual and Mutual's property and casualty insurance company subsidiaries, Milbank Insurance Company, a South Dakota corporation ("Milbank"), and Midwest Security Insurance Company, a Wisconsin corporation ("Midwest Security"). State Auto P&C, National (defined below), Mutual, Milbank, and Midwest Security are hereinafter collectively referred to as "State Auto."

         The Company's other subsidiaries are Stateco Financial Services Inc., an Ohio corporation ("Stateco"), State Auto National Insurance Company, an Ohio corporation ("National"), and Strategic Insurance Software, Inc., an Ohio corporation ("SIS"). State Auto Financial Corporation and its subsidiaries, State Auto P&C, Stateco, National, and SIS, are hereinafter collectively referred to as the "Company."

         Stateco provides investment management services to affiliated companies and insurance premium finance services to customers of State Auto P&C, Mutual, and Milbank. National is engaged in writing personal automobile insurance for non-standard risks. SIS develops and sells software for the processing of insurance transactions, management of insurance policy data and electronic interfacing of insurance policy information between insurance companies and agencies.

         The Company's offices are located at 518 East Broad Street, Columbus, Ohio 43215-3976, and its telephone number is (614) 464-5000.

                           MONTHLY STOCK PURCHASE PLAN

Introduction to the Plan
------------------------

         The Plan offers Agents of State Auto the opportunity to purchase Shares of the Company through deductions from commissions paid by State Auto. All costs and service charges incurred in connection with the purchase of Shares through the Plan are paid by the Company. Participation is voluntary, and Participants may enroll in the Plan or withdraw from the Plan at any time, subject to the terms of the Plan. National City Bank (the "Bank") has been designated by the Company as its agent to administer the Plan for participants.

         The Plan provides Agents with a convenient and inexpensive method to acquire a proprietary interest in the Company. A unique feature of the Plan relates to "Inner Circle Agents" of State Auto. For these Agents, State Auto will add an amount equal to 5% of the commissions deducted by such Agents (the "Bonus Commission"), which Bonus Commission will then be used to purchase Shares pursuant to the Plan for such Agents.

         Each participating Agent (a "Participant") should understand that the relationship between such Participant and the Bank is that of client and broker/agent, and neither State Auto, the Company, nor any of their affiliates assume any responsibility for or serves in any capacity in this relationship. In seeking the benefits of ownership of Shares in the Company, each Participant must accept his or her own investment risks. Market values are subject to fluctuations caused by any number of factors, both internal and external. Therefore, under the Plan, there is no guarantee against financial loss.

Eligibility
-----------

         All principals of active agencies entitled to commissions from State Auto are eligible to participate in the Plan.

How the Plan Works
------------------

         The Bank will open and maintain an account in the name of each Participant who so requests. Purchases and sales of Shares within the Plan will be made for the accounts of Participants at market prices current at the time of purchases and sales of such Participant.

         Funds received by the Bank from (i) commission deductions, including Bonus Commissions for Inner Circle Agents, and (ii) additional voluntary payments up to a maximum of $10,000 per month will be commingled with those of other Participants in the Plan and used to purchase Shares on a monthly basis. Such Shares, including fractional Shares carried to three decimal places, will be credited to each Participant's account.

         The Company will pay all brokerage commissions, service charges, and other costs and expenses related to purchases of Shares. All brokerage commissions, service charges, and other costs and expenses due to the Bank in connection with the subsequent sale of any Shares will be payable by the Participant.

         Each time Shares are purchased for a Participant's account, the Participant will receive from the Bank a detailed statement of the account showing funds invested from commission deductions (including Bonus Commissions for Inner Circle Agents) and cash payments received,

Shares purchased, price per Share, and the total Shares held for the Participant in the account. The statement will include a detachable form to be used to give the Bank notice of a change of address, instructions for the sale or withdrawal of Shares, or to deposit cash payments. With respect to voluntary payments to be used to purchase Shares, such payment must be made by a check or money order made payable to "National City Bank."

         Commission deductions (including Bonus Commissions for Inner Circle Agents) and cash payments held by the Bank will be used to purchase Shares on the 10th day of that month or the next business day immediately following if the 10th day is not a business day. Participants should keep this in mind in the timing of cash payments, as no interest will be paid on cash in a Participant's account. Shares may be sold by a Participant in either of two ways. First, the Participant may request a certificate for his or her Shares from the Bank, in which case such Shares may be sold by such Participant through any broker or dealer. Second, the Bank will arrange to sell any Shares held by it for a Participant. The Bank will provide Participants with a form to provide instructions to the Bank regarding the sale of any Shares. All brokerage commissions, service charges, and other costs and expenses due to the Bank in connection with any sale of any Shares will be payable by the Participant.

         The Shares purchased will be held in safekeeping by the Bank until a Participant terminates his or her participation in the Plan. This convenience provides protection against any loss, theft, or destruction of share certificates. However, upon a Participant's written request, the Participant may obtain a certificate for any full Shares in his or her Account.

         Each Participant in the Plan will direct the voting of all full and fractional Shares in the account and will receive all literature sent to the Company's shareholders.

How to Participate
------------------

         To participate in the Plan, an Agent must complete and sign both a Commission Deduction Authorization and a Purchase Order form. These documents may be obtained from the Company by calling the Company's Manager, Investor Relations, at (800) 444-9950 (extension 5373). Once completed, these documents should be returned to Manager, Investor Relations, State Auto Financial Corporation, 518 East Broad Street, Columbus, Ohio 43215-3976. The Company will submit the Commission Deduction Authorization and Purchase Order to the Bank, at which time the Bank will open the Participant's account.

         In order to complete the Commission Deduction Authorization, Participants must specify the amount to be withheld from commission disbursements. The minimum amount a Participant can withhold is $50 per month. The commission deduction amount will remain in effect until revised or terminated. Changing the amount deducted or terminating the deduction is done by submitting a written request to the Company on a form that will be provided by the Company upon request. Enrollment, or termination of deductions, will become effective as soon as practicable after a request is received by the Company. The request must be made using the Company's form.

         For Inner Circle Agent Participants, State Auto will automatically cause the Bonus Commission, or 5% of the commission such Participant authorizes to be deducted, to be added to the amount forwarded to the Bank on behalf of such Participant. The Bonus Commission will continue for the period of time the Participant remains an Inner Circle Agent and State Auto continues this program.

         The amounts deducted from commission disbursements pursuant to the Commission Deduction Authorization will be commingled and forwarded monthly by the Company to the Bank with a list of the amounts deducted for each Participant's Account. The Company has reserved the right to terminate the Plan and to discontinue the use of its commission deduction facilities for this purpose at any time.

Dividend Disbursements
----------------------

         Dividends earned on Shares in the Participant's account, as they become payable by the Company, will be remitted by the Bank to each Participant by check. Checks will be sent as soon as practicable following each dividend payment date.

Tax Information
---------------

         The Bonus Commissions are taxable to the Inner Circle Agents as having been received in cash even though such Commissions are used to purchase Shares under the Plan. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by the Company for Shares purchased on a Participant's behalf is to be treated as a distribution to the Participant which is subject to income tax in the same manner as dividends.

Termination of Participation
----------------------------

         A Participant may terminate his or her participation in the Plan at any time by notifying the Bank, in writing, at the following address: National City Bank, P.O. Box 92301, Cleveland, Ohio 44193-0900. A copy of the termination notice should also be provided to the Company.

Plan Information
----------------

         Any questions or correspondence about the Plan should be addressed to:
National City Bank at P.O. Box 92301, Cleveland, Ohio 44193-0900. The telephone number of the Bank is (216) 575-2658 or 1-800-622-8100 (extension 2658).


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby.


                          DESCRIPTION OF CAPITAL STOCK

         The aggregate number of shares of capital stock of all classes which the Company has authority to issue is 35,000,000 shares, of which 30,000,000 shares are Common Shares, without par value, and 5,000,000 shares are Preferred Shares consisting of 2,500,000 Class A Preferred Shares, without par value (the "Class A Preferred Shares"), and 2,500,000 Class B Preferred Shares, without par value (the "Class B Preferred Shares") (collectively, the "Preferred Shares"). As of September 30, 1997, there were 18,218,044 Common Shares and no Preferred Shares issued and outstanding.

COMMON SHARES

         Subject to the senior rights of the Preferred Shares which may from time to time be outstanding, holders of the Common Shares are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon dissolution and liquidation, holders of Common Shares are entitled to a ratable share of the net assets of the Company remaining after payment to the holders of the Preferred Shares of the full preferential amounts to which they may be entitled. All outstanding Common Shares, including the Common Shares offered hereby, are fully paid and nonassessable.

         The holders of Common Shares are entitled to one vote per share for the election of directors and on all other matters submitted to a vote of shareholders. Holders of Common Shares are not entitled to cumulative voting for the election of directors, which means that the holder of more than 50% of the voting power of the Company, such as Mutual, is able to elect all directors entitled to be elected by the shareholders. The absence of cumulative voting and the Company's staggered Board of Directors, together with the ownership of more than a majority of the Common Shares of the Company by Mutual and insurance laws and regulations applicable to the acquisition of insurance holding companies, can be expected to have the effect of delaying, averting, or preventing a change in control of the Company unless Mutual was in favor of such change in control. The holders of the Common Shares are not entitled to preemptive rights.

         The transfer agent and registrar for the Common Shares is National City Bank, Cleveland, Ohio.

PREFERRED SHARES

         The Class A Preferred Shares do not have voting rights, and the Class B Preferred Shares have voting rights. The Preferred Shares, if issued, have priority over the Common Shares with respect to dividends and to other distributions, including the distribution of assets upon liquidation. The Preferred Shares may be issued in one or more series as determined by the Board of Directors, and the Board of Directors is authorized to fix and determine the terms, limitations, and relative rights and preferences (except voting rights) of the Preferred Shares, and to fix and determine the variations among series of the Preferred Shares. Pursuant to this authority, the Board of Directors has fixed the terms and conditions of the Class A Preferred Shares, as further described below.

         Class A Preferred Shares

         In connection with State Auto's catastrophe reinsurance program, the Company has entered into a structured contingent financing transaction with Chase Manhattan Bank ("Chase") pursuant to which Chase will provide up to $100 million to be used to cover catastrophe losses in excess of $120 million. Under this arrangement, in the event of such a loss, the Company will issue and sell Class A Preferred Shares to SAF Funding Corporation, a special purpose company ("SPC"), under the terms and conditions described below. SPC will borrow the money necessary for the purchase of such Class A Preferred Shares from Chase and a syndicate of other lenders (the "Lenders"). The Company will contribute to State Auto P&C the proceeds from the sale of such Class A Preferred Shares. State Auto P&C has assumed catastrophe reinsurance from Mutual, Milbank, and National pursuant to a Catastrophe Assumption Agreement in the amount of $100 million in excess of $120 million. State Auto P&C will use the contributed capital to pay its direct catastrophe losses and losses assumed under the Catastrophe Assumption Agreement. The Company is obligated to repay SPC (which will repay the Lenders) by redeeming the Class A Preferred Shares sold to SPC over a six-year period. The Company's obligation to repay SPC has been secured by a Put Agreement among the Company, Mutual and the Lenders pursuant to which, in the event of a default by the Company under such financial arrangements, Mutual will be obligated to put either the Class A Preferred Shares or the loan or loans outstanding.

         If and when issued, the terms and conditions of the Class A Preferred Shares will be as follows:

                  Redemption. The Class A Preferred Shares will have mandatory and optional redemption rights. Each Class A Preferred Share will have a redemption value equal to $1.0 million. The Company will be obligated to redeem all Class A Preferred Shares over a six-year period. In six-month intervals during such six-year period, the Company will redeem an equal number of Class A Preferred Shares by paying to the holders thereof the aggregate redemption value for the Class A Preferred Shares so redeemed plus any accrued but unpaid dividends thereon. The Company has the option to redeem at any time all or any portion of the Class A Preferred Shares for a redemption price equal to the aggregate redemption value for the Class A Preferred Shares so redeemed plus any accrued but unpaid dividends thereon. In the event the Company defaults under its financial arrangements with the Lenders, the Company may be required to redeem all or any portion of the Class A Preferred Shares for a redemption price equal to the aggregate redemption value for the Class A Preferred Shares so redeemed plus any accrued but unpaid dividends thereon. Upon written notice delivered by the holders of the Class A Preferred Shares to the Company, such redemption value plus such dividends will be immediately due and payable.

                  Dividends. The holders of the Class A Preferred Shares, in preference to the holders of the Class B Preferred Shares and the holders of the Common Shares, will be entitled to receive dividends on the Class A Preferred Shares when, as and if declared by the Board of Directors of the Company. Each Class A Preferred Share will accrue dividends on the redemption value thereof at a rate equal to .75% in excess of the London interbank market rate (the "Eurodollar Rate") then in effect for short-term (generally three month) borrowings (the "Eurodollar Rate Period"), which dividend rate will increase or decrease based upon increases or decreases in the Eurodollar Rate for the applicable Eurodollar Rate Period. Accrued dividends on the Class A Preferred Shares will be payable on the last day of each Eurodollar Rate Period for the applicable Class A Preferred Shares and upon the redemption of any Class A Preferred Shares. In the event that a holder of the Class A Preferred Shares is a person or entity other than SPC, Mutual, or any Lender, the dividend rate will be 8% per annum and dividends will be payable quarterly on the last business day of March, June, September and December of each year. Dividends payable with respect to any Class A Preferred Shares will begin to accrue and be cumulative from the date of issuance of such Class A Preferred Shares. Dividends paid on Class A Preferred Shares in an amount less than the total amount of dividends at that time accrued and payable will be allocated on a prorata basis among all such shares at that time outstanding. The holders of the Class A Preferred Shares will not be entitled to receive any other dividends. Whenever any dividend payable has not been paid when due, thereafter and until all accrued and unpaid dividends payable have been paid in full, or the Company has not redeemed the Class A Preferred Shares on the date such redemption is required, thereafter and until such redemption payment has been made, the Company will not (A) declare or pay dividends on any Class B Preferred Shares or Common Shares or make any other distributions on any Class B Preferred Shares or Common Shares, or (B) redeem or purchase or otherwise acquire for consideration any Class B Preferred Shares or Common Shares.

                  Liquidation. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Class A Preferred Shares will be entitled to receive out of the assets of the Company available for distribution to its shareholders an amount equal to the redemption value per share plus all accrued and unpaid dividends thereon to the date of such payment. No distribution will be made to the holders of any Common Shares, Class B Preferred Shares or any other capital stock of the Company unless and until the holders of the Class A Preferred Shares have received the foregoing preferential amounts.

                  Seniority. The Class A Preferred Shares will be senior in rank to the Class B Preferred Shares, the Common Shares, and all other shares of stock of the Company as to dividends and distribution of assets.

                  Voting. Except as provided in the Certificate of Incorporation, and except for any voting rights provided by law, the holders of the Class A Preferred Shares will not have any voting rights and their consent will not be required for the taking of any corporate action.

ANTI-TAKEOVER PROVISIONS

         The Company's Code of Regulations contains certain provisions that could have an anti-takeover effect. Pursuant to the Code of Regulations, the Board of Directors is divided into three classes each with a term of three years, with the term of one class expiring each year. As part of such provisions, the Code of Regulations (a) provide that directors may not be removed from office by the shareholders without cause except by the affirmative vote of holders of Common Shares entitling them to exercise at least two-thirds of the voting power on such proposal, (b) provide that any vacancy on the Board may be filled by the remaining directors then in office even though less than a quorum, and (c) provide that a vote of holders of Common Shares entitling them to exercise at least two-thirds of the voting power on such proposal is required to alter, amend, or repeal the foregoing provisions or the corresponding and implementing provisions of the Code of Regulations or to adopt any inconsistent provision.

         The Company's Board of Directors, without shareholder approval, could issue Preferred Shares with voting and conversion rights that could adversely affect the voting power of the holders of Common Shares and the issuance of which could be used by the Board of Directors in defense of a hostile takeover.

         In addition, certain provisions of the Company's management agreement with Mutual, which permit Mutual to terminate such agreement upon a change in control or potential change in control of the Company, could have an anti-takeover effect.

                                  LEGAL MATTERS

         The validity of the Shares has been passed upon for the Company by Baker & Hostetler LLP, Columbus, Ohio. John W. Christensen, a director of Mutual and State Auto P&C, is of counsel to Baker & Hostetler LLP.


                                     EXPERTS

         The consolidated financial statements and schedules of the Company and its subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference herein and elsewhere in the Registration Statements have been incorporated herein and in the Registration Statement in reliance upon the reports of Ernst & Young LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing.

================================================================================
NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                                TABLE OF CONTENTS

                                                                            PAGE
Available Information .....................................................    2

Incorporation of Certain Information by
         Reference ........................................................    2

The Company ...............................................................    3

Monthly Stock Purchase Plan ...............................................    4

Use of Proceeds ...........................................................    6

Description of Capital Stock ..............................................    6

Legal Matters .............................................................   10

Experts ...................................................................   10


                               [STATE AUTO LOGO]


                                   STATE AUTO
                              FINANCIAL CORPORATION




                                  MONTHLY STOCK
                                  PURCHASE PLAN
                             FOR INDEPENDENT AGENTS


                                     300,000
                                  COMMON SHARES


                             ______________________

                                   PROSPECTUS
                             ______________________




                               ____________, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following are the estimated expenses to be incurred by the Company in connection with the offering described in this Registration Statement:

         Registration Fee -- Securities and
            Exchange Commission...........................$ 2,450.34
         Legal Fees and Expenses..........................  6,000.00
         Accounting Fees and Expenses ....................    500.00
         Printing Expenses................................    500.00
         Miscellaneous Expenses...........................    549.66
                                                          ----------
                  Total Expenses..........................$10,000.00
                                                          ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 1701.13(E) of the Ohio Revised Code sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

         Article 6 of the Code of Regulations of the Company contains certain indemnification provisions adopted pursuant to authority contained in Section 1701.13(E) of the Ohio Revised Code. The Company's Code of Regulations provides for the indemnification of its officers, directors, employees, and agents, or persons who are serving or have served at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise, against all expenses with respect to any judgments, fines, and amounts paid in settlement, or with respect to any threatened, pending, or completed action, suit, or proceeding to which they were or are parties or are threatened to be made parties by reason of acting in such capacities, provided that it is determined, either by a majority vote of a quorum of disinterested directors of the Company or by the shareholders of the Company or otherwise as provided in Section 1701.13(E) of the Ohio Revised Code, that: (a) they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company; (b) in any action, suit, or proceeding by or in the right of the Company, they were not, and have not been adjudicated to have been, negligent or guilty of misconduct in the performance of their duties to the Company; and (c) with respect to any criminal action or proceeding, that they had no reasonable cause to believe that their conduct was unlawful. Section 1701.13(E) provides that to the extent a director, officer, employee, or agent has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, he shall be indemnified against expenses reasonably incurred in connection therewith.

         The Company has entered into Indemnification Agreements with each of its directors. These contracts generally: (i) confirm the existing indemnity provided to them under the Company's Code of Regulations and assure that this indemnity will continue to be provided; and (ii) provide that, in addition, the directors shall be indemnified to the fullest extent permitted by law against all expenses (including legal fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in any threatened, pending or completed action or proceeding, including any action by or in the right of the Company, on account of their service as a director or officer of the Company or at the request or with the consent of the Company as a trustee, director, officer, employee, or agent of another corporation or enterprise. Coverage under the contracts is excluded: (A) to the extent the director is indemnified under directors' and officers' liability insurance maintained by the Company; (B) on account of conduct which is finally adjudged to be knowingly fraudulent, deliberately dishonest, or willful misconduct; (C) if a final court of adjudication shall determine that such indemnification is not lawful; or (D) on account of any suit in which judgment is rendered against the director for an accounting of profits made from the purchase or sale by the director of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act of 1934 or any similar provision. The indemnification agreements are applicable to claims asserted after their effective date, whether arising from acts or omissions occurring before or after their effective date.

         The Company has purchased a liability policy to indemnify its officers and directors against loss arising from claims by reason of their legal liability for acts as officers and directors, subject to limitations and conditions set forth in the policy.

         At present, there are no claims, actions, suits, or proceedings pending where indemnification would be required under the foregoing provisions, and the Company does not know of any threatened claims, actions, suits, or proceedings which may result in a request for such indemnification.


ITEM 16. EXHIBITS


Exhibit
  No.            Description of Exhibit
-------          ----------------------

5                Opinion of Baker & Hostetler LLP.

23(a)            Consent of Baker & Hostetler LLP.

23(b)            Consent of Ernst & Young LLP

24               Powers of Attorney.


ITEM 17. UNDERTAKINGS

         The Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
         (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement. Provided, however, that paragraphs (a)(i) and (a)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15, above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on December 10, 1997.

                                           STATE AUTO FINANCIAL
                                             CORPORATION


                                           By /s/ Robert L. Bailey
                                              ---------------------------------
                                              Robert L. Bailey, Chairman of the
                                              Board and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                                 Title                    Date
         ----                                 -----                    ----
/s/ Robert L. Bailey                Chairman of the Board,             December 10, 1997
--------------------------          Chief Executive
Robert L. Bailey                    Officer and Director
                                    (principal executive officer)

/s/ Steven J. Johnston              Chief Financial Officer,           December 10, 1997
--------------------------          Vice President, and
Steve Johnston                      Treasurer (principal
                                    financial officer and
                                    principal accounting
                                    officer)

John R. Lowther*                    Vice President, Secretary,         December 10, 1997
-------------------------           General Counsel, and
John R. Lowther                     Director

David L. Bickelhaupt*               Director                           December 10, 1997
-------------------------
David L. Bickelhaupt

David J. D'Antoni*                  Director                           December 10, 1997
-------------------------
David J. D'Antoni

Urlin G. Harris*                    Director                           December 10, 1997
-------------------------
Urlin G. Harris

Paul W. Huesman*                    Director                           December 10, 1997
-------------------------
Paul W. Huesman

William J. Lhota*                   Director                           December 10, 1997
-------------------------
William J. Lhota

George R. Manser*                   Director                           December 10, 1997
-------------------------
George R. Manser

Robert J. Murchake*                 Director                           December 10, 1997
-------------------------
Robert J. Murchake


*The undersigned hereby executes this Registration Statement on behalf of each of the indicated directors of the Registrant pursuant to powers of attorney executed by such directors and filed as an exhibit to this Registration
Statement.

/s/ Robert L. Bailey                                                   December 10, 1997
-------------------------
Robert L. Bailey

                                  EXHIBIT INDEX

Exhibit
  No.            Description of Exhibit
-------          ----------------------
5                Opinion of Baker & Hostetler LLP.

23(a)            Consent of Baker & Hostetler LLP.

23(b)            Consent of Ernst & Young LLP.

24               Powers of Attorney.